UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2007

UNITED WISCONSIN GRAIN PRODUCERS, LLC

(Exact name of small business issuer as specified in its charter)

Wisconsin	000-50733	39-2032455
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

W1231 Tessmann Road

Friesland, Wisconsin 53935-0247

(Address of principal executive offices)

(920) 348-5016

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition and Item 7.01 Regulation FD Disclosure

On April 14, 2007, at our 2007 Annual Meeting of Members, Barb Bontrager, our Chief Financial Officer, reported the Company’s unaudited earnings for the quarter ending on March 31, 2007.  She reported our unaudited first quarter revenue from the sale of ethanol at $26,014,812 and our unaudited first quarter net income at $7,153,412.

We stated in our Form 10-KSB for fiscal year 2006 that we were continuing to investigate favorable investment opportunities in other renewable fuels plants.  On April 14, 2007, at our 2007 Annual Meeting of Members, Jeff Robertson, our Chief Executive Officer, disclosed that we will participate as a joint venturer in a company called First Missouri Energy, LLC.  We will invest approximately $6.3 million, which will result in a 28% ownership interest in First Missouri Energy, LLC.  First Missouri Energy, LLC intends to construct a 55 million gallon per year ethanol plant near Cape Girardeau, Missouri.  It is presently anticipated that the production of ethanol at this new plant will commence in the fall of 2008.

This Report on Form 8-K is being furnished pursuant to Item 2.02, Results of Operations and Financial Condition. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED WISCONSIN GRAIN PRODUCERS, LLC

April 18, 2007	/s/ Barb Bontrager
Date	Barb Bontrager, Chief Financial Officer